As filed with the Securities and Exchange Commission on February 24, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

Registration Statement

Under

the Securities Act of 1933

Coronado Global Resources Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	83-1780608 (I.R.S. Employer Identification No.)

100 Bill Baker Way

Beckley, West Virginia 25801

(Address of Principal Executive Offices) (Zip Code)

Coronado Global Resources Inc. 2018 Equity Incentive Plan

Coronado Global Resources Inc. 2018 Non-Executive Director Plan

(Full title of the plans)

Richard Rose

Vice President, Chief Legal Officer and Secretary
Coronado Global Resources Inc.

100 Bill Baker Way

Beckley, West Virginia 25801

(681) 207-7263

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company Emerging growth company	☐ ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share, approved for issuance pursuant to the Coronado Global Resources Inc. 2018 Equity Incentive Plan	271,880	$12.49(2)	$3,395,781.20	$440.77
Common Stock, par value $0.01 per share, underlying stock option awards outstanding under the Coronado Global Resources Inc. 2018 Equity Incentive Plan	129,247	$28.42(3)	$3,673,199.74	$476.78
Common Stock, par value $0.01 per share, underlying performance stock units outstanding under the Coronado Global Resources Inc. 2018 Equity Incentive Plan	98,872	$12.49(2)	$1,234,911.28	$160.29
Common Stock, par value $0.01 per share, approved for issuance pursuant to the Coronado Global Resources Inc. 2018 Non-Executive Director Plan	344,001	$12.49(2)	$4,296,561.49	$557.70
Common Stock, par value $0.01 per share, underlying restricted stock units outstanding under the Coronado Global Resources Inc. 2018 Non-Executive Director Plan	5,999	$12.49(2)	$74,938.51	$9.73
Total	850,000		$12,675,392.22	$1,645.27

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, or the Securities Act, this registration statement on Form S-8, or the Registration Statement, also covers an indeterminate number of additional shares of common stock, par value $0.01 per share, or Common Stock, of Coronado Global Resources Inc., or the Registrant, that may be offered and issued under (a) the Coronado Global Resources Inc. 2018 Equity Incentive Plan, or the Employee Plan, or (b) the Coronado Global Resources Inc. 2018 Non-Executive Director Plan, or the Non-Executive Director Plan, together with the Employee Plan, the Plans, to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The fee is based on $12.49, with respect to shares reserved for future grant, which is the average of the high and low sale prices per share of the Common Stock (traded as 10 CHESS Depositary Interests, or CDIs) on the Australian Securities Exchange, or the ASX, as of a date (February 21, 2020) within 5 business days prior to filing this Registration Statement. The price of the Common Stock is calculated as the average of the high and low sale prices of the CDIs as reported on the ASX multiplied by 10 (to account for the 1:10 ratio of Common Stock to CDIs) and then multiplied by the spot exchange rate for that day.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The fee is based on the exercise price which is calculated based on the exercise price of the CDIs on the date of grant multiplied by ten to account for the 1:10 ratio of Common Stock to CDIs and then multiplied by the exchange rate as of December 31, 2019.

Part I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the employee benefit plan information and other information required by Part I of Form S-8 will be sent or given to participants under the applicable Plan as specified by Rule 428 under the Securities Act. In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission, or the Commission, either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

Part II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, or the Exchange Act. The following documents, filed with the Commission, are incorporated into this Registration Statement by reference:

(a)     the Registrant’s Annual Report on Form 10-K filed with the Commission on February 24, 2020; and

(b)    the “Description of Securities” included in Item 11 of the Registrant’s registration statement on Form 10 filed with the Commission pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits, and proceedings, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

The Registrant’s amended and restated certificate of incorporation limits the liability of the Registrant’s directors for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Consequently, the Registrant’s directors are not personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for: (i) any breach of their duty of loyalty to the Registrant or its stockholders; (ii) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (iv) any transaction from which they derived an improper personal benefit. In addition, the Registrant’s amended and restated bylaws provide that it (i) will indemnify any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of the Registrant’s directors or officers or, while a director or officer, is or was serving at the Registrant’s request as a director, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise and (ii) must advance expenses paid or incurred by a director, or that such director determines are reasonably likely to be paid or incurred by him or her, in advance of the final disposition of any action, suit, or proceeding upon request by him or her.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the DGCL.

The Registrant has entered into Agreements of Indemnity, Insurance and Access, or the Director Agreements, with its directors, executive officers, and certain other officers and agents pursuant to which they are provided indemnification rights that are broader than the specific indemnification provisions contained in the DGCL. These Director Agreements generally require the Registrant, among other things, to indemnify its directors, executive officers, and certain other officers and agents against liabilities that may arise by reason of their status or service. These Director Agreements also require the Registrant to advance all expenses incurred by the directors, executive officers, and certain other officers, and agents in investigating or defending any such action, suit, or proceeding. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve on its behalf.

The limitation of liability and indemnification provisions that are included in the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws, and the Director Agreements that the Registrant enters into with its directors, executive officers, and certain other officers, and agents may discourage stockholders from bringing a lawsuit against the Registrant’s directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of its directors, executive officers, and certain other officers and agents or is or was serving at the Registrant’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.

The Registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to its directors and executive officers against loss arising from claims made for breach of fiduciary duty or other wrongful acts as a director or executive officer and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law. The Registrant has entered into additional and enhanced insurance arrangements to provide coverage to its directors and executive officers against loss arising from claims relating to public securities matters.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description
4.1	Amended and Restated Certificate of Incorporation of Coronado Global Resources Inc. (incorporated herein by reference to Exhibit 3.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form 10 filed June 28, 2019)

4.2	Amended and Restated Bylaws of Coronado Global Resources Inc. (incorporated herein by reference to Exhibit 3.2 to Amendment No. 2 to the Registrant’s Registration Statement on Form 10 filed June 28, 2019)

4.3	Stockholders Agreement, dated as of September 24, 2018, by and among Coronado Global Resources Inc., Coronado Coal LLC and other affiliated entities (incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form 10 filed June 28, 2019)

4.4	Registration Rights and Sell-Down Agreement, dated as of September 24, 2018, by and among Coronado Global Resources Inc., Coronado Coal LLC and other affiliated entities (incorporated herein by reference to Exhibit 4.2 to Amendment No. 2 to the Registrant’s Registration Statement on Form 10 filed June 28, 2019)

4.5	Coronado Global Resources Inc. 2018 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.4 to Amendment No. 2 to the Registrant’s Registration Statement on Form 10 filed June 28, 2019)

4.6	Coronado Global Resources Inc. 2018 Non-Executive Director Plan (incorporated herein by reference to Exhibit 10.5 to Amendment No. 2 to the Registrant’s Registration Statement on Form 10 filed June 28, 2019)

5.1	Opinion of Jones Day

23.1	Consent of KPMG LLP

23.2	Consent of Jones Day (included in Exhibit 5.1)

23.3	Consent of Marshall Miller & Associates, Inc.

24.1	Power of Attorney (included on signature page hereto)

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beckley, State of West Virginia, on February 24, 2020.

CORONADO GLOBAL RESOURCES INC.

By:	/s/ Garold Spindler
Garold Spindler
Managing Director and Chief Executive Officer

POWER OF ATTORNEY

Know all men by these presents, that each of the undersigned directors and officers of the Registrant hereby constitutes and appoints each of Garold Spindler, Ayten Saridas and Richard Rose with full power of substitution and resubstitution, as the true and lawful attorney-in-fact or attorneys-in-fact of the undersigned to sign this Registration Statement and any or all amendments, including post-effective amendments to this Registration Statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Garold Spindler	Managing Director and Chief Executive Officer (Principal Executive Officer)	February 24, 2020
Garold Spindler

/s/ Ayten Saridas	Group Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 24, 2020
Ayten Saridas

/s/ William Koeck	Director	February 24, 2020
William Koeck

/s/ Philip Christensen	Director	February 24, 2020
Philip Christensen

/s/ Greg Pritchard	Director	February 24, 2020
Greg Pritchard

/s/ Ernie Thrasher	Director	February 24, 2020
Ernie Thrasher

/s/ Laura Tyson	Director	February 24, 2020
Laura Tyson